AMENDMENT,
                              DATED MARCH 2, 2001,
                                       TO
                               RYDEX DYNAMIC FUNDS
                         RULE 18F-3 MULTIPLE CLASS PLAN
                              DATED AUGUST 28, 2000

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                                                                       Exhibit B

                               RYDEX SERIES FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                                 H CLASS SHARES

1.    CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

      H Class Shares are subject to asset-based fees under a Distribution and Shareholder Services Plan (the "Plan"). Pursuant to Rule 12b-1, The Trust, on behalf of the applicable Fund, will make monthly payments to the Distributor for providing distribution services under the Plan approved by the Board of Trustees, at an annual rate of up to .25% of each Fund's average daily net assets attributable to the H Class Shares. The Distributor will use this fee to compensate service providers for providing distribution-related services, on-going account maintenance and other services to shareholders (including, when applicable, any underlying beneficial owners) including, but not limited to, answering routine customer inquiries concerning their investments.

2.    ELIGIBILITY OF PURCHASERS

      H Class Shares require a minimum initial investment of $25,000 if purchased through accounts that are not managed by a registered investment advisor ("Self-Directed Accounts") or $15,000 if purchased through accounts over which a registered investment advisor has discretionary authority. H Class Shares are sold principally to professional money managers and to investors who take part in certain strategic and tactical asset allocation investment programs.

3.    EXCHANGE PRIVILEGES

      H Class Shares of each Fund may be exchanged for H Class Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Trust's Prospectus, and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.    VOTING RIGHTS

      Each H Class Shareholder will have one vote for each full H Class Share held and a fractional vote for each fractional H Class Share held. H Class Shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to H Class Shares (such as a distribution plan relating to H Class Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the H Class Shareholders differ from the interests of holders of any other class.

5.    CONVERSION RIGHTS

      H Class Shares do not have a conversion feature.